EXHIBIT 10.4

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is dated as of January 1, 1998, between INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and PLINY L. OLIVIER ("Executive"). The Company and the Executive are hereinafter sometimes referred to collectively as the "Parties" and individually as a "Party."

                             W I T N E S S E T H:

      WHEREAS, pursuant to that certain Stock Purchase Agreement dated effective February 26, 1997 (the "PURCHASE AGREEMENT"), entered into by and among the Company, Executive, The David A. Siegel--GSV Voting Trust, David A. Siegel and Bettie Siegel, the Company acquired more than ninety-nine percent (99%) of the issued and outstanding shares of capital stock of GSV, Inc. ("GSV") from the Executive and the other shareholders of GSV;

      WHEREAS, the Executive was a shareholder, executive officer and director of GSV, and was a primary beneficiary of the consideration paid by the Company under the Purchase Agreement; and

      WHEREAS, as a result of the Executive's intimate knowledge of the business of GSV, and the trade secrets and confidential information relating thereto, as well as his reputation and relationships with, among others, the clients, customers, subcontractors, vendors, suppliers, employees and other agents of GSV, Executive and the Company recognize and acknowledge (i) the detrimental effect on the business and the substantially decreased value of GSV and its business and assets which would result if Executive were to disclose or use any of GSV's trade secrets or confidential information other than in connection with Executive's employment with the Company, (ii) the detrimental effect on the business and the substantially decreased value of GSV and its business and assets which would result if Executive were to enter into competition with GSV within an unreasonably brief period of time after the Company's acquisition of GSV, or the termination of the employment of Executive with GSV, (iii) that the agreements and covenants in this Agreement are essential to protect the business and goodwill to be acquired by the Company, and other legitimate business interests of the Company, and (iv) that the Company would not have entered into the Purchase Agreement but for the covenants and agreements contained in this Agreement, and the protection afforded to the Company hereby; and

      WHEREAS, upon consummation of the acquisition of GSV, the Company disclosed to the Executive confidential and proprietary information regarding the business of the Company, and certain trade secrets relating thereto, and the Executive has been encouraged to expand his relationships with, among others, the clients, customers, subcontractors, vendors, suppliers, employees and other agents of the Company, and the Executive and the Company recognize and acknowledge (i) the detrimental effect on the business of the Company and its legitimate business interests if the Executive were to disclose or use any of the Company's trade secrets or


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confidential information other than in connection with the Executive's employment with the Company, (ii) the detrimental effect on the business of the Company and its legitimate business interests which would result if the Executive were to enter into competition with the Company within an unreasonably brief period of time after the termination of the employment of Executive with the Company, and (iii) that the agreements and covenants in this Agreement are essential to protect the business and goodwill and other legitimate business interests of the Company;

      WHEREAS, it was a material condition to the Company's obligation to consummate the transactions contemplated by the Purchase Agreement that the Executive enter into an Employment Agreement of even date therewith; and

      WHEREAS, the Company and Executive now desire to amend and restate that Employment Agreement;

      NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein and in the Purchase Agreement, the Company and Executive agree as follows:

            iii. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth.

            iv. EXECUTIVE'S DUTIES. Executive is a Senior Vice President - Operations of the Company. The Executive's duties shall include those which are designated or assigned to him by the President and Chief Executive Officer of the Company, provided those duties are of the type customarily discharged by the senior vice president - operations of a company similar in size and operation to the Company. Executive shall devote his entire time, attention and energy to the business of the Company, and diligently pursue its best interests.

            v. TERM OF EMPLOYMENT. Subject to the provisions for termination hereof, the original term of this Agreement shall commence as of the date hereof and shall continue for a term of two years. Sections 6(d), (g), (h) and (i), and 7 through 12 of this Agreement shall survive termination of this Agreement for any reason whatsoever.

            vi. COMPENSATION. For all services rendered by Executive hereunder on behalf of the Company, and the covenants and agreements of the Executive set forth herein, the Company agrees to pay to Executive, and Executive agrees to accept, the following compensation:

            (a) salary in the aggregate amount of One Hundred Seventy-Five Thousand Dollars ($175,000) per year, payable in accordance with the standard payroll policies of the Company;

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            (b) an annual incentive award payable in accordance with the Annual
      Incentive Plan of the Company to be established by the Compensation Committee of the Board of Directors, or other plan that may be substituted for that plan, and subject to the approval by the Compensation Committee of the Board of Directors; and

            (c) an incentive award for 1998 of options to purchase 60,000 shares at an exercise price of $15.75 per share vesting in equal amounts over a three year period in accordance with the 1997 Incentive Plan of the Company, subject to the approval by the Compensation Committee of the Board of Directors; and

            (d) prompt reimbursement of all reasonable expenses incurred by him in the performance of his duties during the term of this Agreement, subject to the presenting of appropriate vouchers and receipts in accordance with the Company's policies.

            vii. ADDITIONAL BENEFITS In addition to the compensation provided for in Section 4 herein, Executive shall be entitled to participate in or receive benefits under all benefit plans or programs generally available to employees of the Company to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.

            viii. COVENANTS OF EXECUTIVE. For and in consideration of the employment herein contemplated, and the consideration paid or promised to be paid by the Company hereunder, Executive does hereby covenant, agree and promise that during the term hereof, and thereafter to the extent specifically provided in this Agreement:

            (a) Executive will not actively engage, directly or indirectly, in any other business except at the direction or approval of the Company;

            (b) Executive will not engage, directly or indirectly, in the ownership, management, operation or control of, or employment by, any business of the type and character engaged in by the Company. Notwithstanding the foregoing, Executive may make or maintain an investment not to exceed one percent (1.0%) of the capital stock of any publicly traded company;

            (c) Executive will truthfully and accurately make, maintain and preserve all records and reports that the Company may from time to time request or require;

            (d) Executive will fully account for all money, records, goods, wares and merchandise or other property belonging to the Company of which Executive has custody, and will pay over and deliver same promptly whenever and however he may be reasonably directed to do so;


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            (e) Executive will obey all rules, regulations and special instructions applicable to him, and will be loyal and faithful to the Company at all times, constantly endeavoring to improve his ability and knowledge of the business in an effort to increase the value of his services to the mutual benefit of the Parties;

            (f) Executive will make available to the Company any and all of the information of which he has knowledge relating to the business of the Company, and will make all suggestions and recommendations which he feels will be of benefit to the Company;

            (g) Executive recognizes that during the course of his employment, and during his prior employment by GSV, Executive has had, has and will have access to, and that there has been and will be disclosed to him, information of a proprietary nature owned, directly or indirectly, by the Company or its subsidiaries, including but not limited to plans, strategies, computer software, product information and manufacturing and repair techniques, financial information, records, customer and supplier lists and information, cost and pricing information, data, formulae, design information and specifications, technical data, inventions, processes and methods, which is of a confidential or trade secret nature, and which has great value to the Company and is a substantial basis and foundation upon which the Company's business is predicated. Executive acknowledges that except for his employment and the fulfillment of the duties assigned to him, he would not have access to such information, and Executive agrees that any and all confidential knowledge or information which has been or may be obtained by or disclosed to him in the course of his employment, including but not limited to the information herein above set forth (collectively, the "Information"), will be held inviolate by him, that he will conceal the same from any and all other persons, including but not limited to competitors of the Company, and that he will not impart the Information or any such knowledge acquired by him as an officer, director or employee of the Company to anyone, either during his employment by the Company or thereafter. Executive further agrees that during the term of this Agreement and for a period of five (5) years thereafter, he will not use the Information in competing with the Company, or in any other manner to his benefit or to the detriment of the Company;

            (h) Executive agrees that upon termination of his employment hereunder he will immediately surrender and turn over to the Company all books, records, forms, specifications, formulae, data, processes, papers and writings related to the business of the Company and all other property belonging to the Company, together with all copies of the foregoing, it being understood and agreed that the same are the sole property of the Company; and

            (i) Executive agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions and other things of value (hereinafter collectively referred to as "intangible rights"), whether patentable or not, which are conceived, made, invented or suggested either by him alone or in collaboration with others during the term of his employment, and whether or not during regular working hours, shall be promptly disclosed in writing to the Company and shall be the sole and

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      exclusive property of the Company. Executive hereby assigns all of his right, title and interest in and to all such intangible rights to the Company, and its successors or assigns. In the event that any of said intangible rights shall be deemed by the Company to be patentable or otherwise registerable under any federal, state or foreign law, Executive further agrees that at the expense of the Company, he will execute all documents and do all things necessary, advisable or proper to obtain patents therefor or registration thereof, and to vest in the Company full title thereto.

            ix. TERMINATION OF EMPLOYMENT FOR CAUSE. The Company may terminate the employment of Executive if the President and Chief Executive Officer determines, in his sole discretion, that the Executive has:

            (a) breached or habitually neglected the duties which he was required to perform under any provision of this Agreement;

            (b) misappropriated funds or property of the Company or otherwise engaged in acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude, even if not in connection with the performance of his duties hereunder, which would result in serious prejudice to the interests of the Company if he were retained as an employee;

            (c) secured any personal profit not thoroughly disclosed to and approved by the Company in connection with any transaction entered into on behalf of or with the Company or any affiliate of the Company;

            (d) died, or become and remained incapacitated (either physically, mentally or otherwise) for a period of ninety consecutive days; or

            (e) failed to carry out and perform duties assigned to Executive in accordance with the terms hereof in a manner acceptable to the President and Chief Executive Officer of the Company.

In the event of termination of his employment for cause, Executive shall be entitled to receive his salary due or accrued on a pro rata basis to the date of termination, and reimbursement of expenses properly incurred but not yet reimbursed.

            x. TERMINATION WITHOUT CAUSE. The Company may terminate the employment of Executive with fourteen days' written notice for any reason other than those enumerated in Section 7 hereof, in which event such termination shall be deemed a termination without cause. In the event of a termination without cause, the Company shall, in exchange for a general release by the Executive of claims in form and content acceptable to the Company, make a lump sum cash payment to Executive in an amount equal to the salary of Executive for the remaining term of this Agreement or six months, which ever is longer, which payment shall constitute the full and total amount of compensation that Executive shall be entitled to receive. In

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                  the event that Executive contests his termination by filing or threatening to file a lawsuit or pursuing any other remedy or proceeding against the Company or any of its officers, directors, shareholders, employees, agents or affiliates, Executive shall forfeit his right to such payment, and shall immediately return to the Company all or any portion of such payment made to him; provided, however, that such forfeiture shall have no effect on the general release by the Executive, which release shall remain in full force and effect.

            xi. TERMINATION OF EMPLOYMENT BY EXECUTIVE. The Executive may terminate this Agreement at Executive's election upon thirty days' prior written notice to the Company. In the event of a termination pursuant to this Section 9, the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay to the Executive his standard compensation through the date upon which the thirty day severance period ends. The Executive agrees, in the event of termination pursuant to this Section 9, and if so requested by the Company, to assist the Company in training Executive's replacement during the thirty day severance period.

            xii. COVENANT NOT TO COMPETE. The Executive recognizes that the Company has business good will and other legitimate business interests which must be protected in connection with and in addition to the Information, and therefore, in exchange for access to the Information, the specialized training and instruction which the Company will provide, the Company's agreement to employ the Executive on the terms and conditions set forth herein, and the promotion and advertisement by the Company of Executive's skill, ability and value in the Company's business, the Executive agrees that during the term commencing with the date of the acquisition by the Company of the outstanding common stock of GSV from the Executive and the David A. Siegel--GSV Voting Trust, and ending four years thereafter (or, if earlier, the date which is two years from the expiration or earlier termination hereof), Executive will not, without the prior written consent of the Company, engage, directly or indirectly, in any Competitive Activities. The term "Competitive Activities" as used herein shall mean:

            (a) directly or indirectly engaging in, continuing in or carrying on the business of manufacturing, remanufacturing, distributing, selling, repairing, restoring and servicing valves (the "BUSINESS"), including owning, controlling, participating in, joining, operating, or managing or being a partner, stockholder or other equity interest owner of any business which competes with or is engaged in or carries on in any material respect any aspect of the Business;

            (b) consulting with, advising or assisting in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which at

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      the time of such consultation, advice or assistance is or proposes to become a competitor of the Business, including, but not limited to, advertising or otherwise endorsing the products or services of any such competitor; soliciting clients or customers of the Company (or persons or entities from which the Company has solicited orders for the sale of any Business products or services within the twenty-four (24) months immediately preceding the date of this Agreement) or otherwise serving as an intermediary for any such competitor; or loaning money or rendering any other form of financial assistance to any such competitor;

            (c) inducing or attempting to induce any director, officer, employee, agent, customer, client, vendor, supplier or lessor of the Company to terminate such position or relationship with the Company; or

            (d) operating any business or offering any goods or services under the name of "GSV," "Southern Valve," "Gould Machine," "Ash Tools," or any variation of any of them;

PROVIDED, HOWEVER, that the term "Competitive Activities" shall not include (i) the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 1.0% of the outstanding shares of any such corporation, or (ii) any activities performed by Executive on behalf of the Company or its subsidiaries. The parties agree that the geographic scope of this covenant not to compete shall (i) with respect to actual or alleged Competitive Activities occurring (x) while the Executive is employed under this Agreement, extend throughout the territory in which the Company conducts business as of, or within one year prior to the date of, any actual or alleged Competitive Activities, or (y) after the Executive's employment has been terminated, extend throughout the territory in which the Company conducted business as of, or within one year prior to the date of, such termination.

      Executive understands that the foregoing restrictions limit his ability to engage in a business similar to the Business, but acknowledges receiving sufficiently high benefits from the Company hereunder to justify such restrictions. It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in Section 6 and this Section 10 to be reasonable and necessary for the purposes of preserving and protecting the Business and goodwill of the Company and to protect and preserve other legitimate business interests of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to the scope of activity to be restrained, geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court in the minimal amount necessary so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.


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      The Parties acknowledge that the remedies at law for breach, or threatened breach, of Executive's covenants contained in Section 6 or this Section 10 are inadequate, and that such breach or threatened breach will cause irreparable injury and continuing damage to the Company and its subsidiaries, the exact amount of which would be impossible to ascertain. The Parties therefore agree that money damages would not provide an adequate remedy to the Company, and that the Company shall be entitled, at its election, to injunctive relief, and to specific performance of said covenants in addition to any other remedies at law or equity that may be available to the Company.

            xiii. BUSINESS OPPORTUNITIES. For as long as the Executive shall be employed by the Company and thereafter with respect to any business opportunities learned about during the time of Executive's employment by the Company, the Executive agrees that with respect to any future business opportunity or other new and future business proposal which is offered to, or comes to the attention of, the Executive and which is in any way related to or connected with, the business of the Company or its affiliates, the Company shall have the right to take advantage of such business opportunity or other business proposal for its own benefit. The Executive agrees to promptly deliver notice to the Chief Executive Officer or Chairman of the Board of Directors in writing of the existence of such opportunity or proposal, and the Executive may take advantage of such opportunity only if the Company does not elect to exercise its right to take advantage of such opportunity and if the pursuit thereof would not otherwise violate any provision of this Agreement.

            xiv. RIGHT OF OFFSET. To the extent permitted by applicable law, all amounts due and owing to the Executive hereunder shall be subject to offset by the Company to the extent of any damages incurred by the Executive's breach of this Agreement. The Executive acknowledges and agrees that but for the right of offset contained in this Agreement, the Company would not have hired Executive nor entered into this Employment Agreement.

            xv. ASSIGNABILITY. The obligations of Executive hereunder are personal and may not be assigned or delegated by Executive or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary of the Company. This Agreement shall be binding upon all successors and assigns.

            xvi. AMENDMENT AND WAIVER. This instrument contains the entire agreement of the Parties and supersedes and replaces any prior employment agreements between the Company or any affiliate and Executive, which prior employment agreements (if any) are hereby terminated, effective as


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                  of the commencement date of this Agreement, by mutual
                  agreement of the Parties. This Agreement may not be changed orally but only by written documents signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought; however, the amount of compensation to be paid to Executive for services to be performed for the Company hereunder may be changed from time to time by the Parties by written agreement without in any other way modifying, changing or affecting this Agreement or the performance by Executive of any of the duties of his employment with the Company. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

            xvii. NOTICE. Any notice required or permitted to be given hereunder shall be sent by certified or registered mail; in the case of the Company, to its principal office address, and in the case of Executive, to Executive's residence address as shown on the records of the Company, or may be given by personal delivery thereof.

            xviii. SEVERABILITY. Whenever possible, each provision of this
                  Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be invalid, unenforceable or prohibited by applicable law, then in lieu of declaring such provision invalid or unenforceable, to the extent permitted by law (a) the Parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either party, revise, reconstruct or reform such provision in a manner sufficient to cause it to be valid and enforceable.

            xix. FORCE MAJEURE. Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to: acts of God; acts of the public enemy; acts of the United States of America or any state, territory or political subdivision thereof or of the District of Columbia; fires; floods; epidemics, quarantine restrictions; strike or freight embargoes. Notwithstanding the foregoing provisions of this Section 17, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay.

            xx. AUTHORITY TO CONTRACT. The Company warrants and represents that it has full authority to enter into this Agreement and to consummate the

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                  transactions contemplated hereby and that this Agreement is not in conflict with any other agreement to which the Company is a party or by which it may be bound. The Company hereto further warrants and represents that the individuals executing this Agreement on behalf of the Company have the full power and authority to bind the Company to the terms hereof and have been authorized to do so in accordance with the Company's corporate organization.

            xxi. RECOVERY OF LITIGATION COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

            xxii. ARBITRATION. Any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration by the American Arbitration Association in accordance with its Commercial Rules except as modified herein.

            (a) The arbitrator shall be selected as follows: in the event the Company and the Executive agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Company and the Executive do not so agree, the Company and the Executive shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator (the arbitrator(s) are herein referred to as the "Panel"). The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

            (b) Arbitration shall take place at Houston, Texas, or any other location mutually agreeable to the Parties. At the request of either Party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by the Company or the Executive and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in secrecy until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature, provided that punitive damages shall not be awarded. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof.

            (c) Reasonable notice of the time and place of arbitration shall be given to all Parties and any interested persons as shall be required by law.

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            xxiii. GOVERNING LAW. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Florida. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state within the geographical scope of such covenants. If the courts of any one or more of such states or jurisdictions shall fail to hold such covenants wholly enforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states or jurisdictions within the geographical scope of such covenants, breaches of such covenants as they relate to each state being, for this purpose, severable at the Company's sole option into diverse and independent covenants.

            xxiv. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original but all of which together shall constitute but one instrument.

            xxv. PRIOR EMPLOYMENT AGREEMENTS. The Executive represents and warrants to the Company that he has fulfilled all of the terms and conditions of his prior Employment Agreement with the Company, and at the time of execution of this Agreement is not a party to any other employment agreement.

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            EXECUTED as of the day and year first above set forth.

                                    THE COMPANY:

                                    INNOVATIVE VALVE TECHNOLOGIES, INC.


                                     By:______________________________________
                                     William E. Haynes, President


                                     EXECUTIVE:


                                     _________________________________________
                                     PLINY L. OLIVIER

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